Exhibit 2.2

[SEAL]

Hamid R. Rafatjoo (CA Bar No. 181564)		Craig H. Millet (CA Bar No. 106027)
Jennifer L. Nassiri (CA Bar No. 209796)		Kenneth A. Glowacki, Jr. (CA Bar No. 217762)
Venable LLP		Solmaz Kraus (CA Bar No. 223117)
2049 Century Park East, Suite 2100		Gibson, Dunn & Crutcher LLP
Los Angeles, CA 90067		3161 Michelson Drive
Telephone:	(310) 229-9900	Irvine, California 92612-4412
Facsimile:	(310) 229-9901	Telephone:	(949) 451-3800
Email:	hrafatjoo@venable.com;	Facsimile:	(949) 451-4220
	jnassiri@venable.com	Email:	cmillet@gibsondunn.com;
kglowacki@gibsondunn.com

Counsel for Official Committee of Creditors Holding Unsecured Claims		Counsel for Debtors and Debtors in Possession

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE CENTRAL DISTRICT OF CALIFORNIA

RIVERSIDE DIVISION

In re:	Case No. 6:09-bk-14254-MJ

FLEETWOOD ENTERPRISES, INC., et al.,	Chapter 11

Debtors.	[Jointly Administered]

ORDER CONFIRMING FOURTH AMENDED JOINT PLAN OF LIQUIDATION OF FLEETWOOD ENTERPRISES, INC. AND ITS AFFILIATED DEBTORS AND THE OFFICIAL COMMITTEE OF CREDITORS HOLDING UNSECURED CLAIMS DATED AUGUST 5, 2010

Judge: Honorable Meredith A. Jury

	Hearing Date:	July 29, 2010
	Time:	1:30 p.m. pacific
	Courtroom:	301
3420 Twelfth St.
Riverside, CA 92501

On March 10, 2009 (the “Petition Date”), Fleetwood Enterprises, Inc. and certain affiliated debtors and debtors in possession (collectively, the “Debtors”) commenced these chapter 11 cases by filing voluntary petitions under chapter 11, title 11 of the United States Code (the “Bankruptcy Code”)

in the United States Bankruptcy Court for the Central District of California, Riverside Division (the “Court”).

On April 21, 2010, the Debtors and the Official Committee of Creditors Holding Unsecured Claims (the “Creditors’ Committee” and together with the Debtors, the “Plan Proponents”) filed that certain Second Amended Disclosure Statement Describing Second Amended Joint Plan of Liquidation of Fleetwood Enterprises, Inc. and Its Affiliated Debtors and the Official Committee of Creditors Holding Unsecured Claims Dated April 21, 2010 [Docket No. 2088] (the “Disclosure Statement”), along with that certain Second Amended Joint Plan of Liquidation of Fleetwood Enterprises, Inc. and Its Affiliated Debtors and the Official Committee of Creditors Holding Unsecured Claims Dated April 21, 2010 (the “Second Amended Plan”) [Docket No. 2087]. The Second Amended Plan was further amended by the Third Amended Joint Plan of Liquidation of Fleetwood Enterprises, Inc. and Its Affiliated Debtors and the Official Committee of Creditors Holding Unsecured Claims Dated July 22, 2010 (the “Third Amended Plan”) [Docket No. 2384]. The Third Amended Plan was ultimately amended by the Fourth Amended Joint Plan of Liquidation of Fleetwood Enterprises, Inc. and Its Affiliated Debtors and the Official Committee of Creditors Holding Unsecured Claims Dated August 5,, 2010 (the “Fourth Amended Plan” or the “Plan”) [Docket No. 2433], which included the following documents: (i) Listing of Subsidiary Debtors; (ii) Liquidating Trust Agreement; (iii) Non-Exclusive List of Executory Contracts To Be Assumed; (iv) Non-Exclusive List of Retained Causes of Action; and (v) Mediation Procedures for Product Liability PI Claims. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

On April 27, 2010, the Court entered its Order (i) Approving Second Amended Disclosure Statement; (ii) Approving Solicitation Procedures, Forms of Ballots, Manner of Notice, and Vote Tabulation Procedures; (iii) Establishing Voting Record Date and Deadline for Receipt of Ballots; and (iv) Fixing Date, Time and Place for Confirmation Hearing and Deadline to File Objections to Confirmation [Docket No. 2106] (the “Solicitation Order”). The Solicitation Order scheduled a hearing for June 22, 2010 at 2:30 p.m. to consider Confirmation of the Plan (the “Confirmation Hearing”). Pursuant to the Notice of Continuance of Confirmation Hearing and

Related Deadlines Regarding Second Amended Joint Plan of Liquidation of Fleetwood Enterprises, Inc. and Its Affiliated Debtors and The Official Committee of Creditors Holding Unsecured Claims Dated April 21, 2010 entered on June 18, 2010 [Docket No. 2275], the Confirmation Hearing was postponed until July 13, 2010 at 1:30 p.m., and was again postponed until July 29, 2010 at 1:30 p.m. pursuant to the Second Notice of Continuance of Confirmation Hearing and Related Deadlines Regarding Second Amended Joint Plan of Liquidation of Fleetwood Enterprises, Inc. and Its Affiliated Debtors and The Official Committee of Creditors Holding Unsecured Claims Dated April 21, 2010 entered on July 7, 2010 [Docket No. 2331].

On or before May 7, 2010, the Plan Proponents served the Solicitation Packages, Information Packages, or Confirmation Hearing Notice (all as defined in the Solicitation Order), on all Creditors, Equity Interest Holders and other parties entitled to receive such documents in accordance with the provisions of the Solicitation Order. On May 13, 2010, the Plan Proponents filed two Proofs of Service [Docket Nos. 2142 & 2144] (the “Service Declarations”) evidencing such service.

On July 22, 2010, the Plan Proponents filed the Memorandum of Law in Support of the Third Amended Joint Plan of Liquidation of Fleetwood Enterprises, Inc. and Its Affiliated Debtors and the Official Committee of Creditors Holding Unsecured Claims Dated July 22, 2010 [Docket No. 2385] (the “Plan Memorandum”), the Declaration of Alan Dalsass re: Plan Ballot Tabulation [Docket No. 2386] (the “GT Declaration”), and the Declaration of David Sharp re: Plan Ballot Tabulation [Docket No. 2387] (the “KCC Declaration” and together with the GT Declaration, the “Voting Declarations”).

On July 29, 2010, the undersigned United States Bankruptcy Judge held the Confirmation Hearing. Appearances were made as noted in the record. The Court has reviewed and considered all of the papers described in the foregoing paragraphs, the objections to Plan Confirmation that had not been resolved and/or withdrawn prior to the Confirmation Hearing, and the record in these Chapter 11 Cases and related adversary proceedings. The Court has also considered the arguments and representations made by counsel at the Confirmation Hearing, as well as prior hearings in these Chapter 11 Cases and related adversary proceedings. Based upon that review and consideration, and after due deliberation thereon, the Court makes and issues the following findings of fact, conclusions of law and Order.

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.            Venue; Core Proceeding; Exclusive Jurisdiction. On the Petition Date, the Debtors commenced these Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. This Order constitutes this Court’s findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable by Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”). Where appropriate, findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact. The Debtors were qualified and are qualified to be debtors under section 109(d) of the Bankruptcy Code. Venue was proper as of the Petition Date and continues to be proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409. This is a core proceeding and the Court has jurisdiction to determine whether the Plan should be confirmed, overrule Confirmation objections, confirm the Plan, enter this Order, and administer and enforce this Order pursuant to 28 U.S.C. §§ 157 and 1334.

B.            Judicial Notice. The Court takes judicial notice of the docket in the Chapter 11 Cases maintained by Clerk of the Court and/or its duly-appointed agent, including all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before the Court during the Chapter 11 Cases and related adversary proceedings, including the hearing to consider the adequacy of the Disclosure Statement and the Confirmation Hearing.

C.            Burden of Proof. The Plan Proponents have the burden of proving the elements under Bankruptcy Code section 1129(a) and (b) by a preponderance of the evidence, and the Plan Proponents have met that burden as further found and determined herein.

D.            Solicitation and Notice. As evidenced by the Service Declarations and related declarations and affidavits, and as required by the Solicitation Order, the Plan Proponents provided notice of the Confirmation Hearing and solicited ballots accepting or rejecting the Plan by timely transmitting the Solicitation Package, Information Package, or Confirmation Hearing Notice to all Holders of Claims and Equity Interests, in accordance with the Solicitation Order, the Bankruptcy

Rules and the Bankruptcy Code. Notice of the Confirmation Hearing was adequate and sufficient and no further notice need be given.

E.             Good Faith Solicitation. Votes for acceptance and rejection of the Plan were solicited in good faith and in compliance with the Bankruptcy Code (including sections 1126 and 1129 of the Bankruptcy Code), the Bankruptcy Rules (including Bankruptcy Rules 3017 and 3018), the Solicitation Order, and all other applicable statutes, rules, laws and regulations. Based on the record in these Chapter 11 Cases, the Debtors (including their successors or assigns, including without limitation, the Liquidating Trust and the Liquidating Trustee) and the Creditors’ Committee and, in each case, their respective present or former officers, directors, employees, members, agents, representatives, shareholders, accountants, financial advisors, investment bankers, lenders, consultants, experts, and professionals and agents for the foregoing have acted in “good faith” and in compliance with the applicable provisions of the Bankruptcy Code, within the meaning of section 1125(e) of the Bankruptcy Code, are entitled to the protections thereof, and are entitled to the protections contained in Article XI.J of the Plan, which are reasonable and appropriate under the circumstances. The Securityholder Instruction Package delivered to the Holders of the Trust Preferred Securities, and the procedure for delivering the Securityholder Instruction Package, which includes, among other things, the Form Instruction, the Second Amended Plan, the Second Amended Disclosure Statement and the Confirmation Hearing Notice, were reasonable and appropriate under the circumstances, and complied with Bankruptcy Rules 3017(d) and 3017(e). “Securityholder Instruction Package,” “Form Instruction,” and “Trust Preferred Securities,” shall have the meanings ascribed to them at page 12 of the Plan Memorandum.

F.             Acceptances to the Plan. As evidenced by the Voting Declarations, Classes 3, 5, 6, 7, 8, 9, 10, and 11 have voted to accept the Plan. In addition, Classes 1, 4, 13B, 13C and 13D are unimpaired and deemed to accept the Plan. Moreover, Classes 13E, 13F, and 13G have accepted the Plan via stipulation and order.

Classes 2 and 13A initially voted to reject the Plan. However, after engaging in settlement negotiations with the Plan Proponents, the Holders of Claims in Classes 2 and 13A ultimately changed their votes to support the Plan and orally accepted the Plan pursuant to the terms and conditions set forth on the record at the Confirmation Hearing. Classes 14 and 15 will receive no distributions under the Plan and are deemed to reject the Plan.

G.            Substantive Consolidation. The substantive consolidation provided in Article VI.A of the Plan is reasonable in light of, among other things, the reliance by the Creditors upon the combined creditworthiness of the Debtors and the hopeless entanglement of the Debtors’ affairs. Accordingly, the substantive consolidation set forth in the Plan is appropriate and approved.

H.            Assumption of Executory Contracts and Unexpired Leases. The provisions of Article VIII.C of the Plan governing the assumption of executory contracts and unexpired leases satisfy the requirements of all applicable provisions of section 365 of the Bankruptcy Code. The Plan Proponents have exercised reasonable business judgment on deciding to assume certain executory contracts and unexpired leases as provided for in the Plan. Each assumption of an executory contract or unexpired lease, and the timeframe for such assumption, under the Plan shall be legal, valid and binding upon the Liquidating Trust and all non-Debtor parties to such executory contract or unexpired lease, all to the same extent as if the assumption had been effectuated by motion.

I.              Rejection of Executory Contracts and Unexpired Leases. The provisions of Article VIII.A of the Plan governing the rejection of executory contracts and unexpired leases satisfy the requirements of all applicable provisions of section 365 of the Bankruptcy Code. The Plan Proponents have exercised reasonable business judgment on deciding to reject any and all remaining executory contracts and unexpired leases (except as provided for in the Plan). Each rejection of an executory contract or unexpired lease, and the timeframe for such rejection, under the Plan shall be legal, valid and binding upon the Liquidating Trust and all non-Debtor parties to such executory contract or unexpired lease, all to the same extent as if the rejection had been effectuated by motion.

J.             Satisfaction of Confirmation Requirements. The Plan satisfies requirements for Confirmation set forth in Bankruptcy Code sections 1129(a) and (b), as set forth below:

1.             11 U.S.C. § 1129(a)(1): The Plan complies with all applicable provisions of the Bankruptcy Code, including Bankruptcy Code sections 1122 and 1123.

2.             11 U.S.C. § 1129(a)(2): The Plan Proponents have complied with all of the Bankruptcy Code’s applicable provisions.

3.             11 U.S.C. § 1129(a)(3): The Plan Proponents have proposed the Plan in good faith and not by any means forbidden by law.

4.             11 U.S.C. § 1129(a)(4): The Plan appropriately provides for Court approval of all payments for services in connection with the Chapter 11 Cases, in accordance with Bankruptcy Code section 1129(a)(4).

5.             11 U.S.C. § 1129(a)(5): The Plan and Disclosure Statement comply with Bankruptcy Code section 1129(a)(5) by virtue of the disclosure in the record of these Chapter 11 Cases of the identities and affiliations of the individuals proposed to serve, after Confirmation of the Plan, as the Liquidating Trustee and the Liquidating Trust Oversight Committee, respectively.

6.             11 U.S.C. § 1129(a)(6): The requirements of Bankruptcy Code section 1129(a)(6) are not applicable to the Plan.

7.             11 U.S.C. § 1129(a)(7): Each entity that holds a Claim or Equity Interest in a Class that is Impaired under the Plan either: (a) has accepted the Plan; or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than that entity would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Classes 2, 3, 5, 6, 7, 8, 9, 10, 11, 13A, 13E, 13F, 13G, 14 and 15 are impaired under the Plan. The requirements of the Bankruptcy Code section 1129(a)(7) are satisfied with respect to these Classes because the distributions to holders of Claims and Equity Interests under the Plan are not less than the amount that such holders would receive or retain if the Debtors were liquidated under chapter 7.

8.             11 U.S.C. § 1129(a)(8)/11 U.S.C. § 1129(b): Classes 14 and 15 are impaired under the Plan and will receive and retain no value under the Plan and, therefore, are deemed to reject the Plan. All other Classes have voted to accept the Plan.

9.             11 U.S.C. § 1129(a)(9): The treatment of Administrative Claims and Priority Claims under the Plan satisfies the requirements of Bankruptcy Code section 1129(a)(9).

10.           11 U.S.C. § 1129(a)(10): At least one Class of Claims that is Impaired under the Plan has voted to accept the Plan, without including any acceptance of the Plan by any insider. The Plan therefore satisfies the requirements of Bankruptcy Code section 1129(a)(10).

11.           11 U. S.C. § 1129(a)(11): The Plan is feasible and therefore satisfies the requirements of Bankruptcy Code section 1129(a)(11).

12.           11 U.S.C. § 1129(a)(12): The Plan provides for payment in full of all Allowed Administrative Claims, which includes U.S. Trustee Fees arising under 28 U.S.C. § 1930. The Plan thus satisfies the requirements of Bankruptcy Code section 1129(a)(12).

13.           11 U.S.C. § 1129(a)(13): The requirements of Bankruptcy Code section 1129(a)(13) are not applicable to the Plan.

14.           11 U.S.C. § 1129(d): The principal purpose of the Plan is not the avoidance of taxes.

K.            Liquidating Trust. The Liquidating Trust is an essential element of the Plan and entry into the trust document is in the best interests of the Estates and Creditors. The establishment of the Liquidating Trust, the selection of SltnTrst LLC to serve as Liquidating Trustee and the form of the proposed trust document, “Liquidating Trust Agreement and Declaration of Trust By and Among Fleetwood Enterprises, Inc., and its Affiliated Debtors and SltnTrst LLC as Liquidating Trustee in respect of the Fleetwood Liquidating Trust,” a copy of which is attached as Exhibit “B” to the Plan as may be subsequently amended or modified (the “Liquidating Trust Agreement”), is appropriate and in the best interests of the Estates and Creditors. The Liquidating Trust Agreement shall, up on execution, be valid binding and enforceable in accordance with its terms.

L.             Preservation and Transfer of Litigation. It is in the best interests of the Estates and Creditors that rights of action that are not expressly released under the Plan be transferred and retained by the Liquidating Trustee as specified in the Plan. The causes of Action have been properly reserved and retained and, upon entry of this Order, shall be deemed transferred to the Liquidating Trust.

M.           Bar Dates. There has been sufficient notice of the procedures and deadlines for asserting Administrative Claims and rejection claim bar dates set forth in Articles X and VIII of the Plan, respectively; and no further or other notice is necessary.

N.            Retention of Jurisdiction. The Court may properly retain jurisdiction over the matters set forth in Article XII of the Plan.

O.            Settlements. The Plan encompasses a number of settlements and resolutions of disputes between the Plan Proponents and various Persons. These settlements and resolutions are an integral part of the Plan and are reasonable and appropriate under the circumstances. Upon the Effective Date, Persons, including the Plan Proponents and the Persons party to these various settlements and resolutions, will be acting in reliance on these settlements and resolutions in taking and refraining from taking actions, enforcing and refraining from enforcing certain rights and releasing certain other rights and interests, including Liens, pursuant to the Plan.

ORDER

NOW, THEREFORE, BASED UPON ALL OF THE FOREGOING, IT HEREBY IS ORDERED THAT:

1.             Confirmation. The Plan, which has been filed with this Court as Docket No. 2433, including all settlements and compromises contained therein, is approved and confirmed. The terms of each of the documents referred to in the Plan and all exhibits and addendums thereto are approved, incorporated by reference into, and an integral part of the Plan.

2.                   Objections of First American Trust Company and Vincent Rhynes. The objection to Plan Confirmation filed by Vincent Rhynes is overruled in its entirety for the reasons stated on the record at the Confirmation Hearing. The objection to Plan Confirmation filed by First American Trust Company (“First American”) is also overruled in its entirety for the reasons stated on the record at the Confirmation Hearing, including, without limitation, the following findings and conclusions of the Court:

a.               First American’s Claims are General Unsecured Claims and are not entitled to separate classification;

b.              First American’s Claims are substantially similar to all other Class 6 General Unsecured Claims and are properly classified in Class 6 therewith as required under section 1122 of the Bankruptcy Code;

c.               First American’s objection under section 1122(a) that it asserts it is entitled to a constructive trust on the cash of the Debtors in treatment of its claims as the basis for separate classification from other Class 6 Claims does not justify separate classification;

d.              First American is not entitled to a constructive trust under bankruptcy law, California law or any other applicable law because First American did not have a perfected right to a constructive trust, in the form of a judgment or otherwise, prior to the Petition Date;

e.               The Debtors may avoid First American’s unperfected, constructive trust right (if any) as of the Petition Date pursuant to section 544 of the Bankruptcy Code;

f.                 First American has not identified and cannot identify a specific “res” traceable to property obtained by the Debtors from First American on which it could impose a constructive trust; and

g.              The Plan, including the classification of First American’s Claims in Class 6, complies with section 1129(a)(1) of the Bankruptcy Code and was proposed in good faith and not by any means forbidden by law as required under section 1129(a)(3) of the Bankruptcy Code.

3.             Other Objections Withdrawn or Resolved. All other objections to Plan Confirmation whether filed with the Court or raised at the Confirmation Hearing, have been withdrawn, waived or settled.

4.             Provisions of Plan and Order Non-severable and Mutually Dependent. The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent.

5.             Record Closed. The record of the Confirmation Hearing is hereby closed.

6.             Notice. As evidenced by the certificates of service previously filed with the Court, and based upon representations of counsel at the Confirmation Hearing, (i) proper, timely, adequate and sufficient notice of the Confirmation Hearing and the deadline for filing and serving objections to the Plan has been provided, (ii) such notice constitutes due and proper notice for purposes of sections 102(1) and 1128 of the Bankruptcy Code and Bankruptcy Rules 2002, 3016, 3017, 3018, 6006, 9006, and 9014; (iii) such notice was reasonable, sufficient and appropriate under the circumstances and is hereby approved, and (iv) no other or further notice of the Confirmation Hearing, the deadline for filing and serving objections to the Plan, or of the entry of this Order is required.

7.                                       Binding Effect and Validity. The provisions of the Plan and this Order shall bind the Debtors, the Estates, the Liquidating Trustee, the Liquidating Trust, all Holders of Claims against and Equity Interests in the Debtors, including their successors and assigns, whether or not the Claims or Equity Interests of such Holders are Impaired under the Plan, whether or not such Holders have voted to accept or reject the Plan, and whether or not such Holders have filed Proofs of Claims or proofs of Equity Interests in the Chapter 11 Cases, and all other Persons. Each Plan term and provision, as it may be interpreted in accordance with the Plan, is valid and enforceable under its terms.

8.                                       Effectuation of the Plan. The Debtors and the Liquidating Trustee are authorized to execute and deliver any and all documents and instruments and take any and all actions necessary or desirable to implement the Plan and this Order and to effect any other transactions contemplated therein or thereby. To effectuate the Plan and such transactions, the officers or responsible representatives of the Debtors and the Liquidating Trustee are authorized, without further notice or application to or order of the Court, to execute, deliver, file, or record such agreements or documents, and to take such other actions as any such individual may determine to be necessary or desirable to effectuate the Plan and such transactions, regardless of whether such actions or documents are specifically referred to in the Plan or this Order. To the extent that, under applicable non- bankruptcy law, any of these actions otherwise would require the consent or approval of the shareholders or boards of directors of the Debtors, this Order constitutes such consent and approval.

9.                                       Vesting of Property in the Liquidating Trust. Except as otherwise provided in the Plan or this Order, or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, upon execution of the Liquidating Trust Agreement as of the Effective Date all property of the Estates shall vest in the Liquidating Trust, free and clear of all Claims, Equity Interests, Liens, encumbrances, and other interests.

10.                                 Treatment is in Full Satisfaction. Except as otherwise agreed in writing and approved by the Court, the treatment set forth in the Plan is in full and complete satisfaction of the legal, contractual, and equitable rights (including any Liens) that each entity holding a Claim or an Equity Interest may have in or against the Debtors, the Estates, the Liquidating Trust, the Liquidating Trustee, or their respective property. This treatment supersedes and replaces any agreements or rights those entities may have in or against the Debtors, the Estates, the Liquidating Trust, the Liquidating Trustee, or their respective property.

11.                                 Cancellation of Interests. On the Effective Date, all Equity Interests in the Debtors, shall be cancelled, annulled, and extinguished, and shall be of no further force or effect, without any further action by any party.

12.                               Exculpation/Limitation of Liability. The exculpation and limitation of liability provisions contained in the Plan are approved. In furtherance and not in limitation thereof, pursuant to the Plan, and except as otherwise specifically provided therein, as of the Effective Date, the Debtors, the Liquidating Trustee, the Liquidating Trust, DB, BNYM, Whippoorwill, the Secured Parties Releasees, the 5% Indenture Trustee, the 6% Indenture Trustee, the Creditors’ Committee, the members of the Creditors’ Committee, solely in their capacity as such, and any of the foregoing parties’ respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur any claim, action, proceeding, cause of action, Avoidance Action, suit, account, controversy, agreement, promise, right to legal remedies, right to equitable remedies, right to payment, or Claim (as defined in Bankruptcy Code Section 101(5)), whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured and whether asserted or assertable directly or derivatively, in law, equity, or otherwise to one another or to any Claimholder or Equity Interest Holder, or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission originating or occurring on or after the Petition Date through and including the Effective Date in connection with, relating to, or arising out of the Debtors, the Chapter 11 Cases, the negotiation and filing of the Plan, the Disclosure Statement or any prior plans of reorganization, the filing of the Chapter 11 Cases, the pursuit of Confirmation of the Plan or any prior plans of reorganization, the consummation of the Plan, the administration of the Plan, or the property to be liquidated and/or distributed under the Plan except for their willful misconduct or gross negligence as determined by a Final Order of a court of competent jurisdiction, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided however, that the foregoing shall not be deemed to exculpate or release (i) any of the parties (other than the Secured Parties Releasees, DB and BNYM) from Avoidance Actions or objections to Proofs of Claims that the Debtors may hold against such parties or (ii) any Secured Party Releasee with respect to the Turnover Action or the Disputed Costs.

13.                               Releases by the Debtors. The releases by the Debtors contained in the Plan are approved. In furtherance, and not in limitation thereof, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors (in their individual capacities and as debtors and debtors in possession) will be deemed to release forever, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities (other than the rights of the Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered hereunder, and liabilities arising after the Effective Date in the ordinary course of business) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or part on any act omission, transaction, event, or other occurrences taking place on or after the Petition Date through and including the Effective Date in connection with, relating to, or arising out of the Debtors, the Chapter 11 Cases, the negotiation and filing of the Plan, the Disclosure Statement or any prior plans of reorganization, the filing of the Chapter 11 Cases, the pursuit of Confirmation of the Plan or any prior plans of reorganization, the consummation of the Plan, the administration of the

Plan, or the property to be liquidated and/or distributed under the Plan, and that could have been asserted by or on behalf of the Debtors or their Estates, including pursuant to principles of substantive consolidation, piercing the corporate veil, alter ego, domination, constructive trust and similar principles of state or federal creditors’ rights laws, in any such case, against (i) the Released Parties except Avoidance Actions or objections to Proofs of Claims filed by any Released Parties, and (ii) the Secured Parties, together with their respective affiliates, agents, attorneys, officers, directors and employees (collectively with the Secured Parties, the “Secured Parties Releasees”), except with respect to the Turnover Action or the Disputed Costs.

Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, the Debtors, in their individual capacity and as debtors in possession, for and on behalf of their Estates, shall release and forever unconditionally release all the Debtors’ present or former officers, directors, employees, attorneys, financial advisors, representatives or agents (“Debtor Released Parties”) for and from any and all Claims or Rights contingent or existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Debtor Released Party or Secured Parties Releasees, as applicable, the restructuring of Claims and Equity Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Equity Interests, or the Chapter 11 Cases, except for (i) in the case of the Debtor Released Parties, Avoidance Actions or objections to Proof of Claims filed against any of the Debtor Released Parties and (ii) in the case of any Secured Party Releasees, with respect to the Turnover Action or the Disputed Costs.

No provision of the Plan or of this Confirmation Order, including without limitation, any release or exculpation provision, shall modify, release or otherwise limit the liability of any person not specifically released hereunder, including without limitation, any person that is a co-obligor or joint tortfeasor of a Debtor Released Party or that otherwise is liable under theories of vicarious or other derivative liability.

After the Effective Date, the Liquidating Trustee and the Liquidating Trust shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above and in the Plan.

14.                               Release By Holders of Claims and Equity Interests. The third-party releases contained in the Plan are approved. In furtherance, and not in limitation thereof, on the Effective Date, (a) each Person that voted to accept the Plan, and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all Holders of Claims and Equity Interests (each, a “Release Obligor”), in consideration for the obligations of the Liquidating Trust and the Liquidating Trustee under the Plan and the Cash and other consideration to be delivered in connection with the Plan and the Liquidating Trust, shall have conclusively, absolutely, unconditionally, irrevocably and forever, released each Debtor Released Party and each Secured Parties Releasee from any Claim or Cause of Action (except Avoidance Actions) existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Equity Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation and any act, omission, occurrence, representation or failure to act that occurred prior to the Petition Date, including the decision to file and the preparation and filing the Chapter 11 Cases and the timing of the commencement of the Chapter 11 Cases.

Notwithstanding the foregoing, however, this release shall not release (A) any Debtor Released Party from any Claims or Causes of Action existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, (iii) any criminal laws of the United States or any domestic state, city or municipality, (iv) Sections 1104-1109 and 1342(d) of the Employee Retirement Income Security Act of 1974, as amended, (v) any Claim previously asserted or hereinafter asserted that is covered by an existing policy of insurance, (vi) any Claim or Cause of Action expressly reserved in the Plan, (vii) a Debtor Released Party’s acts of gross negligence or willful misconduct, or (viii) any claims or causes of action First American may have against any non-Debtors, including but not limited to the bank defendants or any present or former officer, director, employee, financial advisor or alleged agent of FEI, including but not limited TRC Financial, James Roberson and David Roberson, and irrespective of whether such claims or causes of action have been asserted as of the date of the Plan, or (B) any Secured Party Releasee from any Claims or Causes of Action existing as of the Effective Date, based on (i) the First American Trust Adversary Action, (ii) the Internal Revenue Code or other domestic state, city or municipal tax code, (iii) the environmental laws of the United States or any domestic state, city or municipality, or (iv) any criminal laws of the United States or any domestic state, city or municipality.

The releases of the Secured Parties Releasees contained above and in the Plan, including, without limitation, the releases set forth in Sections XI.F and XI.G of the Plan, shall be in addition to, and not in limitation of, the releases of the Secured Parties Releasees contained in section 19 of the Interim DIP Order and any other releases of any of the Secured Parties Releasees contained in or approved by the Interim DIP Order or the Final Cash Collateral Order, all of which releases are hereby incorporated into the Plan by this reference and made a part thereof.

Nothing herein (but subject to any release of the Secured Parties Releasees contained in the Interim DIP Order or the Final Cash Collateral Order) shall prohibit Encore Partners, LLC, James D. Nichols, Richard J. Breidenbach, John D. Stewart, El Dorado Homes, Inc. d/b/a/ Sierra Homes, Budget Homes of Arizona, LLC d/b/a Catalina Housing, Budget Homes of Arizona, LLC d/b/a Mesquite Canyon, and Desert Plateau Homes, LLC from asserting third party claims, counterclaims, setoff, recoupment, or affirmative defenses in response to any litigation filed by or on behalf of the Estates.

15.                               Binding Effect of Plan/Injunction. The injunction contained in the Plan is approved. In furtherance, and not in limitation thereof, from and after the Effective Date, and except as otherwise provided in the Plan, all Persons who have held, hold or may hold Claims against or Equity Interests in the Debtors are permanently enjoined from taking any of the following actions against the Estate(s), the Liquidating Trust, the Liquidating Trustee,

Gibraltar, or any of their property on account of any such Claims or Equity Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting, or enforcing any Lien or encumbrance; (D) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors; (E) commencing or continuing, in any manner or in any place, any action or other proceeding (including, without limitation, any “direct action” under the laws of any state) to obtain or claim entitlement to the proceeds of any policy of insurance issued by Gibraltar which cover Claims against the Debtors or to determine if a Claim is covered by one or more policies of insurance issued by Gibraltar; and, (F) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights pursuant to and consistent with the terms of the Plan or this Confirmation Order; and provided further that nothing contained herein shall preclude any insurance company that is a counterparty to a reinsurance agreement with Gibraltar or state self-insurance guaranty association, including, without limitation the North Carolina Self-Insurance Security Association and the Georgia Self Insurers Guaranty Trust Fund, that asserts the rights of the Debtors in subrogation thereof pursuant to a Gibraltar excess workers’ compensation insurance policy, from exercising any of its rights against Gibraltar under the reinsurance agreement or excess workers’ compensation insurance policy provided that any action to enforce any claim against Gibraltar must be brought before this Bankruptcy Court; and provided further that nothing contained herein is intended or will be construed as affecting, impairing, compromising, releasing or enjoining any claim First American may have against any non-Debtors, including but not limited to the bank defendants or any present or former officer, director, employee, financial advisor or alleged agent of FEI, including but not limited to TRC Financial, James Roberson and David Roberson; and provided further that nothing contained herein is intended or will be construed as affecting, impairing, compromising, releasing or enjoining First American’s claim to the proceeds of any available D&O policies; and provided further that nothing contained herein shall alter, impair, or affect the setoff rights of the Texas Comptroller of Public Accounts.

16.                                 Substantive Consolidation. Pursuant to the Plan, on the Effective Date, the assets, liabilities, and corporate entities of the Debtors shall be substantively consolidated for purposes of the Plan, pursuant to Bankruptcy Code section 105(a). Such substantive consolidation is meant as a means of implementing the Plan and should not be construed in a manner that would have adverse tax or other consequences on the Liquidating Trust. As a consequence of substantive consolidation, for purposes of treatment of Claims and Equity Interests under the Plan, on the Effective Date: (i) all of the property and interests in property of the Debtors and their respective Estates, shall be deemed pooled for all purposes under the Plan; (ii) all of the Claims between and among the Debtors shall be cancelled; and (iii) fees due under 28 U.S.C. §1930 following the Effective Date shall be calculated based on one consolidated entity. The Holder of a Claim shall be entitled to only one satisfaction on account of such Claim, and any duplicative Claims (including a Claim on account of the same transaction against the other Debtor) shall be disallowed.

17.                                 Dissolution of the Debtors. On the Effective Date, the Debtors shall be deemed liquidated and dissolved as legal entities pursuant to applicable federal and state law, without action by any entity. The Liquidating Trustee shall be authorized to execute any documents that implement, or are in aid of, the liquidation and dissolution of the Debtors, including such documents as may be necessary to delist and/or suspend public trading of the stock of any of the Debtors on or after the Effective Date.

18.                                 Assumption and Rejection of Executory Contracts and Unexpired Leases. The assumption or rejection of executory contracts and unexpired leases, and the timeframe for doing so as set forth in the Plan, is approved.

19.                                 Exemption from Certain Transfer Taxes. As provided in the Article VI.J. of the Plan, pursuant to Bankruptcy Code section 1146(a), any transfers from any of the Debtors to the Liquidating Trust or to any other Person pursuant to the Plan in the United States shall not be subject to any stamp tax or similar tax. State or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

20.                                 Administrative Claims Bar Date. Requests for payment of Administrative Claims must be filed and served on counsel for the Creditors’ Committee, the Debtors, and the Liquidating Trustee no later than the date which is thirty (30) days after the Effective Date, other than Professional Fee Claims, which may be filed up to forty-five (45) days after the Effective Date. Holders of Administrative Claims that are required to file a request for payment of such Claims and do not file such requests by the applicable bar date, shall be forever barred from asserting such claims against the Debtors, their Estates or the Liquidating Trust.

21.                                 Inconsistency. In the event of any inconsistency between the Plan and this Order, this Order shall govern. In the event of any inconsistency between the Plan and the Liquidating Trust Agreement, the Plan shall govern. In the event of any inconsistency between the Plan and the Disclosure Statement, the Plan shall govern. In the event of any inconsistency between the Plan and any prior version thereof, the Plan (i.e., the Fourth Amended Plan) shall govern. The failure to specifically include or reference any particular provision of the Plan or any related agreement in this Order shall not diminish or impair the efficacy of such provision or such related agreement, it being understood that it is the intent of the Court that the Plan be confirmed and such related agreements be approved in their entirety.

22.                                 Mandatory Mediation Procedures for Product Liability PI Claims. The mandatory mediation procedures appended to the Plan as Exhibit “F” are approved. The Liquidating Trustee will select a mediator and an alternate mediator for each policy year from either: (i) the panel maintained by the United States Bankruptcy Court for the Central District of California of qualified professionals who have volunteered and been chosen to serve as mediators in bankruptcy cases, adversary proceedings and other disputes or, (ii) such other qualified mediator experienced in mediating disputed Claims.

23.                                 Retention of Jurisdiction. The Court shall retain jurisdiction as provided in Article XII of the Plan.

24.                                 Notice of Confirmation Order. The Plan Proponents shall mail notice of entry of this Order and of the occurrence of the Effective Date of the Plan, in substantially the form of the Notice attached hereto as Exhibit “A,” which form is hereby approved, to all Creditors, all Equity Interest Holders, and all other parties entitled to notice.

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/s/ Meredith A. Jury
DATED: August 6, 2010	United States Bankruptcy Judge